Exhibit 99.1


                 To Improve Profits And Operating Efficiencies,
           Ball Consolidates Can Manufacturing Operations in U.S., PRC


     BROOMFIELD, Colo., Dec. 10, 1998--Ball Corporation, as part of its comprehensive program to improve profits and operating efficiencies, announced today that it will close four plants that produce metal cans, two in the United States and two in the People's Republic of China (PRC), and will supply customers of the closed facilities from other Ball plants.
     The company said the U.S. plant closings will be accounted for as part of Ball's acquisition earlier this year of the North American beverage can manufacturing assets of Reynolds Metals Company and thus will not result in a charge to earnings. The PRC plant closings and other actions in China are being taken to improve overall profitability and cash flow through headcount reductions and lower manufacturing costs. These actions in the PRC, which will provide positive cash flow of more than $21 million to Ball, will result in a fourth quarter after-tax charge of approximately $31 million.
     Ball said that during the first quarter of 1999 it will close a beverage can manufacturing plant in Hayward, Calif., and a beverage can lid manufacturing plant in Rocklin, Calif. The plants are two of 16 acquired by Ball from Reynolds in August. In the PRC, the facilities to be closed are one beverage can plant and one food can plant.
     George A. Matsik, president of Ball Corporation and chief operating officer, packaging, said the actions the company is taking in the U.S. and the PRC will further reduce costs and improve operating efficiencies.
     "Our Fairfield, Calif., plant has shown tremendous improvement in its production in 1998, and we will have increased output from our Torrance, Calif., plant by more than two million cans a day by the end of 1999 from when we acquired it in August 1998. The result is that we have sufficient beverage can production capacity on the West Coast from those two facilities and from our plants in Seattle and in Richmond, British Columbia. As for can lids, it will be more efficient for us to serve our customers primarily from our larger lid production centers in Golden, Colo.; Findlay, Ohio; and Bristol, Va.," Matsik said. "Additional capacity rationalization and cost savings in our North American metal beverage container production system likely will occur in 1999, as we further integrate the assets acquired from Reynolds. These steps and the resulting savings are consistent with our overall expectations when we acquired the Reynolds assets.
     "In the PRC, the two plant closings are the latest in a series of moves we have made to improve results," Matsik said. "As the largest beverage can supplier in the PRC, we have ample production capacity there for current needs and to meet near term growth projections. As a part of these current plant shutdowns, we will consolidate certain beverage can production capacity and operations. In about a two-year period since we acquired MC Packaging, we will have idled or removed more than a billion cans a year in production capacity in the PRC and reduced manning there by more than 1,500."
     George A. Sissel, Ball's chairman and chief executive officer, said the company is committed to achieving the savings identified in connection with its recent acquisitions and other corporate actions. "First we relocated our corporate headquarters, with annual savings of $4 million. Then we moved quickly to consolidate metal container staff functions following our acquisition from Reynolds, and now we are beginning the process of consolidating North American production operations," Sissel said. "Also, in the PRC we intend to maintain our strong market position while we continue to take aggressive actions to improve results. We are determined to be an effective competitor and a low-cost producer wherever we operate."
     Ball produces packaging products, primarily for beverages and foods, and provides aerospace and other technologies and services to governmental and commercial customers. The company had 1997 sales, pro forma for the acquisition from Reynolds in August 1998, of $3.6 billion.

Note: This news release contains forward-looking statements. Actual results could differ materially from those that may be projected. Please refer to the Form 10-Q filed by Ball Corporation on Nov. 5, 1998, for a summary of key risk factors that could affect actual results.